Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
Filed by the Registrant [X]
Filed by a Party other than the  Registrant[ ]
Check the appropriate box:
[ ] Preliminary  Proxy Statement
[ ] Confidential,  for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material  Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            American Express Company
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing  Fee (Check the  appropriate  box):
[X] No fee  required
    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which  transaction  applies:

         --------------------------------------------------------------

         2) Aggregate number of securities to which transaction  applies:

         --------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         --------------------------------------------------------------

         4) Proposed maximum  aggregate value of transaction:

         --------------------------------------------------------------

         5) Total fee paid:

         --------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        ---------------------------------------------------------------

        2) Form,  Schedule or Registration  Statement No.:

        ---------------------------------------------------------------

        3) Filing Party:

        ---------------------------------------------------------------

        4) Date Filed:

        ---------------------------------------------------------------

                                    (R)[LOGO]

                            AMERICAN EXPRESS COMPANY

                                 --------------

                            NOTICE OF ANNUAL MEETING

                                       AND

                                 PROXY STATEMENT

                                 --------------

Annual Meeting of Shareholders
Monday, April 26, 1999
at 10:00 a.m. local time
American Express World Headquarters
200 Vesey Street
New York, New York  10285

ELECTRONIC VOTING

      As a convenience to shareholders and as a means of reducing expense, the Company is encouraging shareholders to vote their shares electronically. Electronic votes are recorded instantly and remove the risk of mail delays. If you are a shareholder of record you can use the toll-free telephone number on the proxy card to vote your shares. If your shares are held in the name of a broker, bank or other holder of record, you will receive instructions on how to vote your shares, which may include telephone and Internet voting instructions.

      Of course, shareholders who do not wish to vote electronically may still vote by signing and returning their proxy card in the enclosed postage paid envelope.

ELIMINATE DUPLICATE MAILINGS

      Securities and Exchange Commission ("SEC") rules require the Company to provide an Annual Report to shareholders who receive this proxy statement. If you are a shareholder of record and have more than one account in your name or the same address as another shareholder of record, you may authorize the Company to discontinue mailings of multiple Annual Reports in the future. To do so, mark the appropriate box on each proxy card for which you do not wish to receive an Annual Report, or simply follow the instructions provided when voting by telephone. At least one account at your address must continue to receive the Annual Report.

(R)[LOGO] AMERICAN EXPRESS COMPANY
          200 VESEY STREET
          NEW YORK, NEW YORK 10285

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 1999
--------------------------------------------------------------------------------

      The Annual Meeting of Shareholders of American Express Company, a New York corporation, will be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285 (see directions on back cover), on Monday, April 26, 1999 at 10:00 A.M., local time, for the following purposes:

      1. To elect directors;

      2. To ratify the selection by the Company's Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1999;

      3., 4. and 5. To consider and vote upon three shareholder proposals relating to cumulative voting, political contributions and stock options, respectively, each of which the Board of Directors opposes; and

      To transact such other business as may properly come before the meeting.

                                             By Order of the Board of Directors:


                                                               STEPHEN P. NORMAN
                                                                       SECRETARY

March 11, 1999

      WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE, OR VOTE YOUR PROXY BY TELEPHONE OR AS DESCRIBED IN THE ENCLOSED VOTING INSTRUCTIONS.

                  This Statement is printed on recycled paper.

                                 [RECYCLE LOGO]

                (R)[LOGO]   AMERICAN EXPRESS COMPANY
                                200 VESEY STREET
                            NEW YORK, NEW YORK 10285

                                                                  March 11, 1999

                                 PROXY STATEMENT

VOTE BY PROXY

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held on Monday, April 26, 1999, and for any adjournment of the meeting. A copy of the notice of the meeting is attached. This proxy statement and form of proxy are first being mailed to shareholders on or about March 11, 1999.

      You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to sign and date the enclosed proxy and return it in the enclosed prepaid envelope. If you are a shareholder located in the U.S., you may vote your proxy by telephone as described in the enclosed voting instructions. You can revoke your proxy at any time prior to the time your shares are actually voted by submitting a written revocation to the Corporate Secretary, submitting a later dated proxy, submitting subsequent voting instructions by telephone, or voting in person at the meeting.

      The enclosed proxy indicates the number of common shares registered in your name as of March 4, 1999, including shares enrolled in the Shareholder's Stock Purchase Plan.

      Proxies furnished to employees set forth the number of shares credited to their employee benefit plan accounts. Proxies returned or telephone voting instructions sent by employees who participate in such plans will be considered to be voting instructions to be followed by the plan trustee in voting the shares credited to these accounts.

CONFIDENTIAL VOTING

      As a matter of Company practice, the proxies, ballots and voting tabulations relating to individual shareholders are kept private by the Company. Such records are available for examination only by the Inspectors of Election and certain employees of the Company's independent tabulating agent engaged in tabulating votes. The vote of any individual shareholder is not disclosed to management except as may be necessary to meet legal requirements. However, because all comments from shareholders made on the proxy cards will be forwarded to management, the votes of the commenting shareholders may be revealed.

GENERAL

      Unless contrary instructions are indicated on the proxy or submitted by telephone, all shares represented by valid proxies received pursuant to this solicitation (and not revoked) will be voted as follows:

      FOR the election of all nominees for directorships named in the proxy statement,

      FOR ratification of the selection of Ernst & Young LLP as independent auditors for 1999,

      AGAINST the shareholder proposal relating to cumulative voting,

      AGAINST the shareholder proposal relating to political contributions, and

      AGAINST the shareholder proposal relating to stock options.

      The closing price of the Company's common shares on March 4, 1999, as reported by the New York Stock Exchange Composite Transactions Tape, was $113 per share.

      The Company's 1998 Annual Report has been mailed to shareholders in connection with this solicitation. A COPY OF THE COMPANY'S 1998 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO STEPHEN
P. NORMAN, SECRETARY, AMERICAN EXPRESS COMPANY, 200 VESEY STREET, NEW YORK, NEW YORK 10285-5005.

COST OF PROXY SOLICITATION

      The Company will bear the cost of soliciting proxies. Directors, officers or employees of the Company may solicit proxies on behalf of the Company in person or by telephone, facsimile or electronic mail. The Company has engaged the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Morrow & Co. a fee of $12,500 plus expenses for these services.

      The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission ("SEC") and the New York Stock Exchange for sending proxies and proxy material to the beneficial owners of common shares.

THE SHARES VOTING

      The only voting securities of the Company are common shares, of which 450,324,448 shares were outstanding as of March 4, 1999. Each share is entitled to one vote. Management believes that as of December 31, 1998, no person beneficially owned more than five percent of the outstanding common shares of the Company, except as set forth in the table below.

                                  NUMBER OF AMERICAN
   NAMES AND ADDRESSES           EXPRESS COMMON SHARES     PERCENT OF
  OF BENEFICIAL OWNERS            BENEFICIALLY OWNED        CLASS (%)
  --------------------           ---------------------     ----------

Warren E. Buffett,                   50,536,900(1)             11.1%
Berkshire Hathaway Inc.
and subsidiaries
1440 Kiewit Plaza
Omaha, Nebraska 68131

Edward C. Johnson 3d,                45,163,676(2)              9.9%
Abigail P. Johnson and
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109

-------------
(1) Reflects shares beneficially owned as of December 31, 1998, according to information provided by Berkshire Hathaway Inc. ("Berkshire"). Of the shares shown, 40,085,293 shares were beneficially owned by National Indemnity Company, a subsidiary of Berkshire. Mr. Buffett, Berkshire and the subsidiaries share voting and dispositive power over these shares. Mr. Buffett, his spouse and a certain trust of which Mr. Buffett is a trustee, but in which he has no economic interest, own approximately 33.9% of the aggregate economic interests of the outstanding Class A and Class B shares of Berkshire. As a result of such ownership and control, Mr. Buffett may be deemed to be the beneficial owner of shares beneficially owned by Berkshire.

      In 1995, in connection with obtaining the approval of the Board of Governors of the Federal Reserve System to acquire up to 17% of the outstanding voting shares of the Company, Berkshire and the Company entered into an agreement (effective for such time as Berkshire owns 10% or more of the Company's outstanding voting securities), and Berkshire made commitments to the Board of Governors, designed to ensure that Berkshire's investment in the Company will at all times be passive. Pursuant to an additional agreement, so long as Berkshire owns 5% or more of the Company's voting securities and Harvey Golub is the Company's Chief Executive Officer, Berkshire and its subsidiaries will vote all Company common shares owned by them in accordance with the recommendations of the Board of Directors of the Company. Subject to certain exceptions, Berkshire and its subsidiaries will not sell Company common shares to any person who owns more than 5% of the Company's voting securities or who seeks to change the control of the Company without the consent of the Company.

(2) Reflects shares beneficially owned as of December 31, 1998, according to a statement on Schedule 13G filed with the SEC. According to such Schedule 13G, beneficial ownership was held as follows: sole dispositive power--FMR Corp. ("FMR"), Mr. Johnson and Ms. Johnson - 45,163,676 shares; sole voting power--FMR - 2,388,711 shares, Mr. Johnson - 10,693 shares, and Ms. Johnson - 0 shares; shared dispositive and shared voting power--FMR, Mr. Johnson and Ms. Johnson - 0 shares. Of the shares shown, 41,815,505 shares and 2,946,390 shares were beneficially owned by FMR's wholly-owned subsidiaries, Fidelity Management and Research Company and Fidelity Management Trust Company, respectively, and 391,088 shares were beneficially owned by Fidelity International Limited ("FIL"). Mr. Johnson and members of the Johnson family form a controlling group with respect to FMR. Approximately 40% of the voting stock of FIL is owned by a partnership controlled by Mr. Johnson and members of his family. Mr. Johnson serves as Chairman of FMR and FIL. As a result of such common ownership and control, FMR may be deemed to be a beneficial owner of the shares owned by FIL. FMR disclaims beneficial ownership of the 391,088 shares beneficially owned by FIL.

VOTE REQUIRED

      The 14 nominees receiving the greatest number of votes cast by the holders of the Company's common shares entitled to vote at the meeting will be elected directors of the Company.

      The affirmative vote of a majority of the votes cast at the meeting is necessary to ratify the selection of auditors and to approve the shareholder proposals.

METHOD OF COUNTING VOTES

      Each common share is entitled to one vote. Votes will be counted and certified by the Inspectors of Election, who are employees of ChaseMellon Shareholder Services, L.L.C., the Company's independent Transfer Agent and Registrar. Under SEC rules, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast in connection with the selection of auditors and each of the shareholder proposals. Votes withheld in connection with one or more of the nominees for director will not be counted as votes cast for those nominees.

      The New York Stock Exchange has informed the Company that management's proposals to elect directors and to ratify the selection of auditors are each considered "discretionary" items. This means that brokerage firms may vote in their discretion on behalf of their clients if their clients have not furnished voting instructions at least fifteen days prior to the date of the share-holders' meeting. However, each of the shareholder proposals is "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on these items. Such "broker non-votes" will not be considered as votes cast in determining the outcome of these proposals.

SHAREHOLDERS ENTITLED TO VOTE

      Only shareholders of record at the close of business on March 4, 1999 will be entitled to vote at the Annual Meeting of Shareholders.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of March 4, 1999, common shares of the Company owned by each current director and nominee for director and by all current directors and executive officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. The table also shows the common share equivalent units held by directors under the Directors' Deferred Compensation Plan described on page 12.

                                                AMERICAN EXPRESS
                                  NUMBER OF       COMMON SHARES
                              AMERICAN EXPRESS    WHICH MAY BE
NAMES OF DIRECTORS              COMMON SHARES    ACQUIRED WITHIN   COMMON SHARE
   AND NOMINEES                  OWNED(1)(2)         60 DAYS      EQUIVALENTS(3)
 -----------------            ----------------  ----------------  --------------
Daniel F. Akerson............       10,402              2,999         4,145
Anne L. Armstrong............       10,002              4,020         9,678
Edwin L. Artzt...............        8,892              1,099            --
William G. Bowen.............       10,002              3,839            --
Kenneth I. Chenault..........      219,590            380,213            --
Robert L. Crandall...........        1,000                  0            --
Charles W. Duncan, Jr........       57,531              7,559        33,425
Harvey Golub.................      449,186            920,581            --
Beverly Sills Greenough......        6,960              2,999            --
F. Ross Johnson..............       18,974              7,559            --
Vernon E. Jordan, Jr.........        9,955              2,999        12,870
Jan Leschly..................       23,902                999         1,268
Drew Lewis...................       20,400              3,597            --
Richard A. McGinn............          100                  0            --
Frank P. Popoff..............       10,002              1,000           387
All current Directors and
  Executive Officers as a
  group (30 individuals)(4)..    1,497,026          3,711,108        61,773

-------------
(1) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 751, 5,216 and 34,641 shares held in their respective employee benefit plan accounts as of December 31, 1998.

      The number of common shares shown includes 2,000 shares held by a trust of which Mr. Popoff is a trustee. The number of common shares shown also includes 100,000 shares held in a trust of which Mr. Golub is trustee, 30,000 shares held in a trust of which Mr. Chenault is trustee and 432 shares owned by children of an executive officer. The number of common shares shown does not include shares as to which the nominees and all current directors and executive officers as a group have disclaimed beneficial ownership, as follows: 6,060 shares held by Duncan Investors Ltd. of which Mr. Duncan is a partner, 6,515 shares held by a trust of which Mr. Golub's wife is the sole trustee, 3,035 shares owned by a child of Mr. Golub, 13,588 shares held by a limited partnership of which Mr. Chenault and his wife are the general partners, 14,842 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children and 44,417 shares disclaimed by all current directors and executive officers as a group.

(2) The number of shares owned by Messrs. Golub and Chenault and all current directors and executive officers as a group includes 17,500, 77,905 and 253,079 shares, respectively, of restricted stock as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2005.

(3) These common share equivalent units were credited under the Deferred Compensation Plan for Directors described on page 12.

(4) The Company's current directors and executive officers as a group beneficially owned approximately 5,208,134 of the Company's common shares as of March 4, 1999, representing approximately 1.16% of the Company's outstanding common shares. As of that date, none of the individuals named in the above table beneficially owned more than 1% of the Company's outstanding common shares.

                                  -------------

SHARE OWNERSHIP GUIDELINES FOR DIRECTORS

      The Board of Directors believes that each director should acquire and maintain a meaningful investment in the Company. Accordingly, the Board of Directors established a voluntary share ownership guideline of 10,000 Company shares for each director. Directors who joined the Board after February

1994 when the guideline was established may acquire the shares over a five-year period commencing on the date of such director's first election to the Board.

SECURITY OWNERSHIP OF NAMED EXECUTIVES

      The following table sets forth, as of March 4, 1999, beneficial ownership of common shares of the Company by Harvey Golub, Chief Executive Officer of the Company, and each of the four other most highly compensated executive officers of the Company at the end of 1998 (collectively, the "named executives"). Except as described below, each of the named executives has sole voting and investment power with respect to the shares shown.

                                                          AMERICAN EXPRESS
                                  NUMBER OF AMERICAN        COMMON SHARES
                                    EXPRESS COMMON      WHICH MAY BE ACQUIRED
      NAME                        SHARES OWNED (1)(2)      WITHIN 60 DAYS
      -------------              --------------------    -------------------
      H. Golub.................         449,186               920,581
      K.I. Chenault............         219,590               380,213
      J.S. Linen...............         185,936               449,912
      R.K. Goeltz..............          16,503                95,332
      D.R. Hubers..............          63,322               207,999

-------------
(1) The number of shares owned by Messrs. Golub, Chenault, Linen, Goeltz and Hubers includes 751, 5,216, 7,755, 14 and 283 shares held in their respective employee benefit plan accounts as of December 31, 1998.

      The number of common shares shown also includes 100,000 shares held in a trust of which Mr. Golub is trustee, and 30,000 shares held in a trust of which Mr. Chenault is trustee. The number of common shares shown does not include shares as to which Messrs. Golub and Chenault have disclaimed beneficial ownership, as follows: 6,515 shares held by a trust of which Mr. Golub's wife is the sole trustee, 3,035 shares owned by a child of Mr. Golub, 13,588 shares held in a limited partnership of which Mr. Chenault and his wife are the general partners, and 14,842 shares held by Mr. Chenault's wife outright or as trustee or custodian for their children. The number of common shares owned by Mr. Linen includes 432 shares owned by his children.

(2) The number of shares owned by Messrs. Golub, Chenault, Goeltz and Hubers includes 17,500, 77,905, 10,000, and 4,562 restricted shares, respectively, as to which the holders possess sole voting power, but no investment power, during the restricted period. Restrictions on the sale or transfer of these restricted shares lapse over a period of years ending in the year 2004.

                            GOVERNANCE OF THE COMPANY

      The business of the Company is managed under the direction of its Board of Directors. Of the 14 director nominees, only Messrs. Golub and Chenault are current or former employees of the Company or a subsidiary.

      The Board of Directors has six standing committees. Committee memberships, the number of committee meetings held during 1998 and the functions of those committees are described below.

AUDIT COMMITTEE

      The current members of the Audit Committee are Charles W. Duncan, Jr. (Chairman), Daniel F. Akerson, Edwin L. Artzt, William G. Bowen, Jan Leschly and Drew Lewis.

      The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, financial and internal control practices of the Company and its subsidiaries. The Committee has general responsibility for reviewing with management the financial and internal controls and the accounting, audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, is informed of their significant audit findings and management's responses thereto, and annually reviews the status of significant current and potential legal matters. In addition, the Committee reviews the scope of the internal auditors' plans each year and the results of their audits. The Committee also receives reports on the Company's compliance program, including a review of the distribution of and compliance with the Company's Code of Conduct, which is sent periodically to employees of the Company and its subsidiaries around the world, and receives reports as to compliance with the Code. The Committee is also empowered to conduct its own investigations into issues related to its responsibilities and to retain independent counsel or outside experts for such purposes.

      During 1998 the Audit Committee met six times.

COMPENSATION AND BENEFITS COMMITTEE

      The current members of the Compensation and Benefits Committee are Frank
P. Popoff (Chairman), Anne L. Armstrong, Edwin L. Artzt, Beverly Sills Greenough, F. Ross Johnson and Jan Leschly.

      The Compensation and Benefits Committee consists solely of directors who are not current or former employees of the Company or a subsidiary and oversees incentive compensation plans for officers and key employees, approves standards for setting compensation levels for Company executives and administers the Company's executive incentive compensation plans for senior executives. The Committee also approves the compensation of certain employees whose salaries are above specified levels and makes recommendations to the Board for approval as required. The Committee conducts an annual review of the performance of the Company's Chief Executive Officer. It also reviews senior management development programs and appraises senior management's performance. The Committee is authorized to hire and regularly consult with independent compensation advisors.

      The Committee represents the Board in discharging its responsibilities with respect to the Company's employee pension, savings and welfare benefit plans. It appoints the members of management who serve on the Employee Benefits Administration Committee and the Benefit Plans Investment Committee, which are responsible, respectively, for the administration of the plans of the Company and for the custody and management of assets of those plans that are funded. The Committee receives periodic reports from the Employee Benefits Administration and Benefit Plans Investment Committees on their activities.

      During 1998 the Compensation and Benefits Committee met six times.

COMMITTEE ON DIRECTORS

      The current members of the Committee on Directors are Vernon E. Jordan, Jr. (Chairman), Anne L. Armstrong, Charles W. Duncan, Jr., and Drew Lewis.

      The Committee on Directors identifies and recommends candidates for election to the Board. It advises the Board on matters relating to directorship practices, including the criteria for selecting directors, policies relating to tenure and retirement of directors, and compensation and benefit programs for non-employee directors. The Committee makes recommendations relating to the duties and membership of committees of the Board.

      The Committee recommends processes to evaluate the performance and contributions of the Board as a whole and approves procedures designed to provide that adequate orientation and training are provided to new members of the Board.

      The Committee also considers candidates who are recommended by shareholders in accordance with the early notification and other requirements set forth on page 39. Any shareholder who wishes to recommend a candidate for election to the Board should submit such recommendation to the Secretary of the Company.

      During 1998 the Committee on Directors met two times.

EXECUTIVE COMMITTEE

      The current members of the Executive Committee are Harvey Golub (Chairman), William G. Bowen, Charles W. Duncan, Jr., Vernon E. Jordan, Jr., Drew Lewis and Frank P. Popoff.

      The Executive Committee is empowered to meet in place of the full Board when emergency issues or scheduling makes it difficult to convene all of the directors. The Committee may act on behalf of the Board on all matters permitted by New York State law. All actions taken by the Committee must be reported at the Board's next meeting.

      The Executive Committee held no meetings during 1998.

FINANCE COMMITTEE

      The current members of the Finance Committee are Drew Lewis (Chairman), Daniel F. Akerson, Kenneth I. Chenault, F. Ross Johnson and Richard A. McGinn.

      The Finance Committee oversees the investment of the Company's funds, reviews the parameters of investment programs, receives reports on the progress of investment activities and considers strategies as they relate to changing economic and market conditions. The Committee's duties also include responsibility for reviewing with management the capital needs and allocations of the Company and its subsidiaries, including the Company's external and intra-company dividend policies. The Committee also provides consultation on the financial aspects of divestitures, acquisitions, major capital commitments, major borrowings and proposed issuances of debt or equity securities, whether privately or publicly distributed.

      During 1998 the Finance Committee met three times.

PUBLIC RESPONSIBILITY COMMITTEE

      The current members of the Public Responsibility Committee are William G. Bowen (Chairman), Beverly Sills Greenough, Vernon E. Jordan, Jr. and Frank P. Popoff.

      The Public Responsibility Committee reviews and considers the Company's position and practices on issues in which the business community interacts with the public, such as consumer policies, employment opportunities for minorities and women, protection of the environment, purchasing from minority-owned businesses, philanthropic contributions, privacy, shareholder proposals involving issues of public interest, and similar issues, including those involving the Company's positions in international affairs.

      During 1998 the Public Responsibility Committee met two times.

DIRECTORS' FEES AND OTHER COMPENSATION

      Directors who are not current employees of the Company or one of its subsidiaries receive a retainer of $16,000 per quarter, except that directors who attend fewer than 75 percent of the meetings of the Board and committees on which they serve do not receive the fourth quarterly retainer. Each non-employee director who serves as the chairman of one of the Board's standing committees receives an annual retainer of $10,000. Directors do not receive separate fees for attendance at Board or committee meetings. Directors are reimbursed for their customary and usual expenses incurred in attending Board, committee and shareholder meetings, including expenses for travel, food and lodging. Directors who are current employees of the Company or a subsidiary receive no fees for service on the Board or Board committees of the Company or any of its subsidiaries.

      In 1997 the Company adopted the Directors' Stock Plan to increase the equity component of directors' annual compensation and thereby more closely align their interests with those of the Company's shareholders. Under the Plan, each non-employee director receives 200 common shares on the first business day of each year for service in the prior year. However, if a director has attended less than 75% of all board meetings and meetings of committees on which such director served during the prior calendar year, the director will receive 150 Common Shares. Directors who join the Board on or after July 1 receive 100 shares. On January 4, 1999, all non-employee directors received 200 shares for 1998 service except Mr. McGinn, who joined the Board in July and received 100 shares.

      The Retirement Plan for Non-Employee Directors is an unfunded, nonqualified plan that covers directors of the Company whose Board service began on or prior to March 31, 1996 and who are not current or former employees of the Company or its subsidiaries. Such non-employee directors who serve at least five full years are eligible to receive, upon their retirement from the Board of Directors, an annual benefit of $30,000. The Company will pay the benefit for a period of years equal to the number of full years of service as a director or until death occurs, whichever is earlier. In addition, the plan provides discretion for the Board to grant benefits to any current non-employee director who does not otherwise qualify for a benefit under the plan, although the Company has never made such discretionary grants and does not contemplate any.

      The Company also provides each non-employee director with group term life insurance coverage of $50,000 and accidental death and dismemberment insurance coverage of $300,000. Non-employee directors are also eligible to purchase $50,000 of additional group term life insurance coverage. In 1998, six non-employee directors purchased such insurance.

      Under the Deferred Compensation Plan for Directors, directors may defer all or a portion of their annual compensation in either a cash-based account or in Company Common Share Equivalent Units until retirement or a later specified date. A Company Common Share Equivalent Unit is an amount payable in cash which is designed to replicate the value of a Company common share, including reinvested dividends. Accumulated Common Share Equivalent Units are shown on page 5. During 1998 deferred amounts credited to the cash-based account earned interest at a rate equivalent to the ROE-based crediting schedule that is provided in the Pay for Performance Deferral Program described on page 19. At the present time eight directors participate in the plan.

      The Directors' Stock Option Plan provides for the automatic annual grant to each non-employee director of a nonqualified option to purchase 1,000 common shares of the Company, as of the date of each annual meeting of shareholders at which the director is elected or re-elected. The option exercise price is 100 percent of the fair market value of a common share on the date of grant. Each option has a ten-year term and generally becomes exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On April 27, 1998 each of the 11 then incumbent non-employee directors (10 of whom are also current nominees for re-election as directors) received a stock option to purchase 1,000 shares at an exercise price of $102.50 per share.

      During 1998, Mr. Duncan served as a director and chairman of the Audit Committee of American Express Bank Ltd. ("AEB") for which he received an annual retainer of $25,000, $6,000 for attendance at board meetings, an annual retainer of $5,000 as chairman of AEB's Audit Committee and $3,750 for attendance at AEB Audit Committee meetings. Mr. Jordan is a senior partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., which provided legal services to the Company in 1998 and is providing such services to the Company in 1999 at customary and usual rates.

      As part of its overall program to promote charitable giving as a means to enhance the quality of life in the many communities in which the Company's businesses operate, the Company maintains a Directors' Charitable Award Program pursuant to which the Company has purchased life insurance policies on the lives of participating directors and advisors to the Board who previously served as directors. Upon the death of an individual director or advisor, the Company expects to receive a $1 million death benefit, or $500,000 in the case of advisors. The Company in turn expects to donate one-half of the individual death benefit to the American Express Foundation and one-half to one or more qualifying charitable organizations recommended by the individual director or advisor. Individual directors and advisors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. The Company bears only nominal cost, and benefits paid to the

Company's Foundation reduce the amount of funding that the Company provides to the Foundation.

                              ELECTION OF DIRECTORS

      An entire Board of Directors, consisting of 14 members, is to be elected at the meeting, to hold office until the next Annual Meeting of Shareholders. In the case of a vacancy, the Board of Directors, upon the recommendation of the Committee on Directors, may elect another director as a replacement or may leave the vacancy unfilled. Decisions regarding the election of new directors during the year normally are based upon such considerations as the size of the Board and the need to obtain fresh perspectives or to replace the particular skills or experience of former directors. Mr. Duncan is retiring as a director of the Company on April 26, 1999 pursuant to the Board's mandatory retirement policies.

      During 1998 the Board of Directors met nine times and each of the current directors attended more than 75 percent of the meetings of the Board and of the Board committees on which the director served.

      Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the following nominees, all of whom have consented to being named in this proxy statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any nominee is unable to serve.

      The following information is provided with respect to the nominees for directorships. Underlined wording indicates principal occupation.

DANIEL F. AKERSON              Director since 1995               Age 50

Chairman and Chief Executive Officer, Nextel Communications, Inc., a domestic
-----------------------------------------------------------------
and international digital wireless communications company, March 1996 to present; General Partner, Forstmann Little & Co., an investment banking firm, 1994 to March 1996; Chairman and Chief Executive Officer, General Instrument Corporation, a company engaged in developing technology, systems and product solutions for the interactive delivery of video, voice and data, 1993 to 1995; Member, Board of Directors, America Online, Incorporated.

ANNE L. ARMSTRONG              Director since 1983               Age 71

Regent, Texas A&M University System, an institution for higher learning, 1998 to
-----------------------------------
present; Member and former Chairman of the Board of Trustees, Center for Strategic and International Studies; former Chairman, President's Foreign Intelligence Advisory Board; Member, National Security Advisory Board of the Department of Defense; former United States Ambassador to Great Britain and Northern Ireland; Director, Halliburton Company and Boise Cascade Corporation.

EDWIN L. ARTZT                 Director since 1994               Age 68

Chairman of the Executive Committee and Director of The Procter & Gamble
------------------------------------------------------------------------
Company, a worldwide consumer products company, 1995 to present, Chairman of the
-------
Board and Chief Executive Officer, 1990 to 1995; Chairman of the Board, Spalding Holdings Corp.; Director, Delta Air Lines, Inc., Evenflo Co. and GTE Corporation; Member, The Business Council.

WILLIAM G. BOWEN               Director since 1988               Age 65

President, The Andrew W. Mellon Foundation, a not-for-profit corporation engaged
------------------------------------------
in philanthropy, 1988 to present; former President, Princeton University; Director, Merck, Inc.; Member, Board of Trustees, Denison University; Member, Board of Overseers, TIAA-CREF; Chairman, JSTOR.

KENNETH I. CHENAULT            Director since 1997               Age 47

President and Chief Operating Officer, American Express Company, and Chief
--------------------------------------------------------------------------
Executive Officer, American Express Travel Related Services Company, Inc.,
-------------------------------------------------------------------------
February 1997 to present, Vice Chairman of American Express Company, January 1995 to February 1997; President - USA, American Express Travel Related Services Company, Inc., 1993 to 1995; Director, International Business Machines Corporation, Quaker Oats Company, the National Collegiate Athletic Association, NYU Medical Center and the Arthur Ashe Institute for Urban Health; Member, Council on Foreign Relations.

ROBERT L. CRANDALL             Director since March 1999         Age 63

Former Chairman and Chief Executive Officer, AMR Corp. and American Airlines,
----------------------------------------------------------------------------
Inc., a company engaged in air transportation, information systems and
----
diversified services, May 1998 to present; Chairman and Chief Executive Officer, AMR Corp. and American Airlines, Inc., 1985 to 1998; Chairman, The Sabre Group Holdings, Inc., 1985 to 1998; Director, Halliburton Company, MediaOne Group, Inc. and Celestica Inc. Director, the National Park Foundation.

HARVEY GOLUB                   Director since 1990               Age 59

Chairman and Chief Executive Officer, American Express Company, August 1993 to
--------------------------------------------------------------
present; Director, American Express Bank Ltd., Campbell Soup Company and Dow Jones & Company, Inc.; Director, The New York and Presbyterian Hospitals, Inc.; Member, Board of Trustees, Lincoln Center for the Performing Arts, New York City Partnership, New York Chamber of Commerce and Industry and United Way of New York City; Member, President's Commission for the Arts and the Humanities and The Business Roundtable.

BEVERLY SILLS GREENOUGH    Director since 1990                   Age 69

Chairman, Lincoln Center for the Performing Arts, 1994 to present; Managing
------------------------------------------------
Director, Metropolitan Opera, 1991 to present; former General Director and President, New York City Opera; Director, Time Warner Inc., Human Genome Sciences, Inc. and Lincoln Center Theater; Member, Board of Trustees,

Hospital for Special Surgery and National Society for Multiple Sclerosis; Member, President's Task Force on the Arts.

F. ROSS JOHNSON                Director since 1986               Age 67

Chairman and Chief Executive Officer, RJM Group, a management advisory and
-----------------------------------------------
investment firm, 1989 to present; Director, Power Corporation of Canada, Archer Daniels Midland Company, and Noma Industries Ltd.; former Chairman, Economic Club of New York; Retired Chairman, RJR/Nabisco, Inc.

VERNON E. JORDAN, JR.          Director since 1977               Age 63

Senior Executive Partner, Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys,
-------------------------------------------------------------------
Washington, D.C. and Dallas, Texas, 1982 to present; Director, Bankers Trust Company, Bankers Trust New York Corporation, Callaway Golf Company, Inc., Chancellor Media Corporation, Dow Jones & Company, Inc., J.C. Penney Company Inc., Revlon Group, Inc., Ryder Systems, Inc., Sara Lee Corporation, Union Carbide Corporation and Xerox Corporation; Trustee, Ford Foundation and Howard University.

JAN LESCHLY                    Director since 1997               Age 58

Chief Executive and Director, SmithKline Beecham PLC, developer and marketer of
----------------------------------------------------
pharmaceuticals and over-the-counter medicines, 1994 to present; Director, CBS Media Corporation, British Pharma Group and Pharmaceutical Research and Manufacturers Association; Trustee, National Foundation for Infectious Diseases; Member, Emory Business School Dean's Advisory Council and The Business Council.

DREW LEWIS                     Director since 1986               Age 67

Former Chairman and Chief Executive Officer, Union Pacific Corporation, a
----------------------------------------------------------------------
transportation company, January 1997 to present; Chairman and Chief Executive Officer, 1987 through December 1996; Director, Aegis Communications, FPL Group, Inc., Gulfstream Corp., Gannett Co., Inc., Lucent Technologies Inc., Millenium Bank, and Union Pacific Resources Group Inc.

RICHARD A. MCGINN              Director since 1998               Age 52

Chairman, Chief Executive Officer and President, Lucent Technologies, Inc., a
--------------------------------------------------------------------------
developer and manufacturer of communications systems and software, 1996 to present; Executive Vice President of AT&T Corp. and Chief Executive Officer of AT&T Network Systems Group, 1994 to 1996; President and Chief Operating Officer of AT&T Network Systems Group, 1993 to 1994; Director, Oracle Corporation.

FRANK P. POPOFF                Director since 1990               Age 63

Chairman of the Board, The Dow Chemical Company, a producer of chemicals and
-----------------------------------------------
chemical products, 1992 to present, Chief Executive Officer, 1987 to 1995, Director, U S WEST, Inc., United Technologies Corp. and Chemical Financial Corporation, Michigan Molecular Institute and Indiana University Foundation; Member, American Chemical Society and The Business Council.

                       BOARD COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

      The Compensation and Benefits Committee of the Company's Board of Directors administers the Company's executive officer and other compensation programs. The Committee consists entirely of non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. The Committee uses data provided by independent compensation consultants.

OVERVIEW

      OBJECTIVES. The Company's executive compensation programs are designed to
(i) attract, motivate and retain the highest quality executives, (ii) align their financial interests with those of the Company's shareholders and (iii) reward behaviors that are consistent with the Company's corporate values.

      STOCK OWNERSHIP. The Company requires approximately 175 senior officers to have a significant financial stake as shareholders of the Company. Currently, the Company requires these officers to own a fixed number of shares based upon a multiple ranging from one to five times base salary on January 1, 1994 or the date of hire or promotion. Mr. Golub's multiple is five times his base salary. Effective April 1, 1999, the Company will define ownership targets in current dollar values, ranging from three times current base salary at lower levels to 20 times base salary for Mr. Golub. Participants may count toward their revised goal the value of certain shares owned outright, shares in certain employee benefit programs, 50% of the unrealized gain in outstanding stock options and 50% of the market value of the shares covered by restricted stock awards. The Company expects pro rata progress over a period of five years or longer. Participants will not be eligible for new long-term incentive awards if they sell shares and are not in compliance with pro rata ownership targets after the sale.

      FORFEITURE POLICY. To help protect the Company's competitive position, the Committee requires management employees to forfeit certain compensation received under stock options, restricted stock awards and Portfolio Grant awards if the officer leaves the Company to join certain competitors, solicits customers after employment termination or otherwise engages in detrimental conduct.

      MILLION DOLLAR CAP. The Committee's general policy is to structure compensation programs that the Company can deduct fully under 162(m) of the Internal Revenue Code of 1986, which places a $1,000,000 deduction limit on certain compensation. The Committee also believes the Company should retain flexibility to design compensation programs that may not be fully deduct-ible where important to the Company's compensation objectives. The Company expects that compensation derived from the 1998 annual incentive, stock option and PG-IX awards will be excluded from the deduction limit of Section 162(m) as "performance-based" compensation and, therefore, will be fully deductible by the Company (except that awards granted to three executives promoted in the middle of 1998 who are not named executives may not be deductible).

EXECUTIVE OFFICER COMPENSATION

      COMPENSATION GUIDELINES. Each year the Committee establishes compensation guidelines for base salary, annual incentive and long-term incentive awards for each executive officer. These guidelines reflect competitive pay practices of other companies, job responsibility, and the need to attract, retain and reward executive talent, with these factors assigned different weights for each individual. For 1998, the Committee used information about competitive pay practices for comparable jobs at approximately 50 companies, including companies in the Standard & Poor's ("S&P") 500 Index and the S&P Financial Index that compete with the Company in business or for executive talent or are comparable in size and operations. After establishing the compensation guidelines, the Committee used its subjective judgment of Company, business unit and/or individual performance and the other factors described below to set actual compensation relative to the guidelines.

      BASE SALARY ADJUSTMENTS. The Committee may adjust base salary after reviewing the compensation guideline for the executive's position and individual performance. The Committee reviews possible merit increases every 18 months or longer, except for promotions, job changes or other special circumstances.

      ANNUAL INCENTIVE AWARDS. For 1998, the Company paid annual incentives pursuant to awards that contain a formula based on the Company's 1998 return on equity ("ROE") and 1998 growth in earnings per share. The Committee exercised its discretion to adjust the formula-driven results downward after certifying that the Company met these goals. In making this adjustment, the Committee used its judgment to evaluate the executive's goal and leadership results, with each of these two categories weighted equally. The final value of Mr. Golub's award was based on the factors described on pages 20-21. The goal category included an evaluation of the following performance areas (weighted 50%, 25% and 25%, respectively): increase in shareholder value (e.g., shareholder return, earnings growth, revenue growth and ROE), customer satisfaction (e.g., customer survey results, client retention and growth in products and services) and employee satisfaction (e.g., employee survey results). The leadership category included an evaluation of factors such as innovation, strategic vision, marketplace orientation, customer focus, collaboration and managing change. The named executive officers were awarded final values ranging from 1.4 to two times guideline. The Committee determined the final values of annual incentive awards for certain executives officers whose compensation is not subject to the million dollar cap limitations in accordance with guidelines which range from 0 to approximately 200% of guideline based on the goal and leadership performance areas described above.

      LONG-TERM INCENTIVE AWARDS. The Company's annual long-term incentive award program provides compensation based on Company, business unit and individual performance over multi-year performance periods. In 1998, these awards included Portfolio Grant-IX awards ("PG-IX awards") and stock options as described below. The Committee based the awards on individual performance and relative contributions, the need to retain critical management talent, the size of previous awards and, in the case of stock option awards, the number of stock options currently held by an executive officer. Long-term incentive awards made in 1998 were consistent with the compensation guidelines the Committee established for these awards.

      PG-IX AWARDS. PG-IX awards are formula-based awards that earn value based on performance over three years (1998 - 2000). One component of the award measures earnings or earnings per share growth, revenue growth and average ROE. The second component measures the Company's total shareholder return (price appreciation and dividends) compared to the total return of the S&P Financial Index. The Committee added revenue growth and relative shareholder return as new measures to the Portfolio Grant program in 1998 to more closely align executive compensation incentives with business growth objectives and shareholder interests. In determining the final value of the awards, the Committee may adjust the formula values of the awards downward only (except the Committee may adjust this value up or down for awards that may be subject to the $1 million cap limitation). PG-IX awards vest in the first quarter of 2001.

      STOCK OPTIONS. Ten-year, nonqualified stock option awards reward executives only to the extent that the Company's share price increases for all shareholders. The exercise price per share is set at the fair market value per share on the grant date. Subject to employment requirements, the options become fully exercisable over a period of three years after the grant. The Company has never re-priced stock option awards and will not do so without shareholder approval. The Company also grants restoration options as described on page 25.

      ADDITIONAL AWARDS. The Committee in its judgment may also grant short- or long-term awards to recognize special individual contributions or job promotions, to attract new hires from outside the Company, or for retention or other purposes. In 1998, three executive officers received stock option and Portfolio Grant awards to recognize job promotions. Six other executive officers received stock option awards to recognize individual contributions. None of these individuals are named executives. Certain of these stock option awards have longer vesting requirements than the options granted under the regular annual option program.

      DEFERRAL AND OTHER PROGRAMS. The Company has established an annual Pay for Performance Deferral Program. The program permits participants to defer compensation up to a maximum of one times base salary each year. The Company establishes bookkeeping accounts for participants that are credited or debited annually with "interest" equivalents based on a schedule linked to the Company's ROE. The Committee may delay payments under the program until they are fully deductible under Section 162(m). The Company's executive officers also participate in employee pension, incentive savings, perquisite and other programs.

CHIEF EXECUTIVE OFFICER COMPENSATION

      The Committee determined Mr. Golub's 1998 compensation based on the criteria applicable to executive officers described above and the factors described below with respect to his 1998 annual incentive award. The Committee took the following actions:

      SALARY. Mr. Golub received an increase in base salary in February 1998 from $900,000 to $1,000,000, which was his first salary increase since February 1995. This timing was consistent with the Committee's general practice of extended intervals between executive officer merit increases. The increase was consistent with the compensation guideline established for his salary.

      LONG-TERM INCENTIVE AWARDS. In February 1998, Mr. Golub received a stock option to purchase 180,000 common shares and a PG-IX award with a grant value of $1,000,000. These awards were consistent with the compensation guidelines the Committee established for these awards.

      PG-VII PAYOUT. The three-year performance period for Portfolio Grant-VII awards granted in February 1996 ended in December 1998. At its February 1999 meeting the Committee applied the formula contained in the award based on the Company's cumulative earnings per share and average ROE as well as the average stock price for the 60 trading days prior to February 22, 1999 and approved a payout of $2,734,725. The payout reflects adjustments approved by the Committee under the terms of the award to take into account three-year business and financial performance and unusual events (including restructuring activities, gains from dispositions and accounting changes).

      ANNUAL INCENTIVE. At its February 1999 meeting, the Committee awarded Mr. Golub $2,400,000 as payout of his 1998 incentive award, which was two times the compensation guideline set for the award. The Committee arrived at this result by applying the formula contained in the award based on the Company's 1998 ROE and earnings per share growth to determine the maximum amount payable and certifying that the Company met these performance goals. The Committee determined the final value of the award by assessing the Company's financial and business performance, Mr. Golub's individual role in achieving that performance and the economic and competitive environment in which he performed his role. Overall, the Committee concluded that the Company achieved very good results in 1998. The major factors the Committee considered included the following:

      o ENHANCEMENT OF SHAREHOLDER VALUE. Total shareholder return ("TSR") during 1998 was 15.6%, which outperformed the TSR of the Standard & Poor's ("S&P") Financial Index, but was below the TSR of the S&P 500 Index and the Dow Jones Industrial Average (the "Dow"). (The Dow includes companies in both the S&P 500 Index and the S&P Financial Index.) The Company's net income was a record $2.14 billion, up 8 percent over 1997. Revenue grew 8%, diluted earnings per share ("EPS") grew 12% and return on equity ("ROE") was 24%, the sixth consecutive year that the Company reached or exceeded its long-term financial targets. Travel Related Services and American Express Financial Advisors ("AEFA") had strong net income growth. The Committee also considered that (i) net income at American Express Bank/Travelers Cheque ("AEB/TC") declined significantly, mainly as a result of a credit loss provision and (ii) the Company's EPS and revenue growth were at the low end of the targets and the targets were met by rounding to the nearest percentage point.

      o OPENING THE NETWORK. The Company added 16 partners to the number of institutions that issue cards on its network. Billed business on network cards increased 30% in 1998.

      o INTERNATIONAL GROWTH. The Company continued to grow its international business. The Company launched more than 30 proprietary card products in countries outside the United States. The Committee also considered that growth in international travel and spending on the Company's cards were negatively impacted by the difficult economic environment in many countries, with the Company falling short of its international growth rate objective.

      o EXTENDING PRESENCE OF FINANCIAL SERVICES. The Company made progress toward positioning AEFA to become the company of choice for anytime/anywhere delivery of financial services through development of retail, institutional and third-party distribution channels and cross-selling efforts. To support the retail channel, AEFA acquired Securities America, a broker/dealer serving financial planners and a distributor of mutual funds, annuities and insurance products. The Committee also considered that AEFA had disappointing mutual fund performance and annuity sales.

      o ACQUISITIONS AND INVESTMENTS. The Company successfully completed acquisitions in other areas to build the Company's capabilities and fill product gaps in Small Business Services, Tax & Business Services, travel and automated teller machine networks. The Company also made a number of investments in companies engaged in electronic commerce.

      o INCREASED CARD SHARE. The Company continued to increase U.S. card market share in charge and credit card volume and in lending balances (according to data available for the first half of 1998), reflecting growth in the Company's corporate and small business card base, higher spending per card, and a growing merchant base.

      o EMPLOYEE SATISFACTION. The Company achieved significant improvement in employee satisfaction measures on the annual employee survey.

                     COMPENSATION AND BENEFITS COMMITTEE

                     Frank P. Popoff, Chairman
                     Anne L. Armstrong
                     Edwin L. Artzt
                     Beverly Sills Greenough
                     F. Ross Johnson
                     Jan Leschly

      The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash and other compensation paid or accrued and certain long-term awards made to the named executives for services in all capacities.

SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                      ----------------------------------------  -------------------------------------------------
                                                                                         AWARDS            PAYOUTS
                                                                                -----------------------  ----------
                                                                      OTHER     RESTRICTED                LONG-TERM
NAME AND PRINCIPAL                                                   ANNUAL        STOCK      OPTIONS/    INCENTIVE    ALL OTHER
    POSITION AT                                                      COMPEN-      AWARDS        SARS       PAYOUTS   COMPENSATION
DECEMBER 31, 1998            YEAR       SALARY($)    BONUS($)(2)  SATION($)(3)    ($)(4)     (# SHARES)    ($)(6)       ($)(7)
----------------             ----     ------------  ------------  ------------  ----------   ----------  ----------  ------------
H. Golub..................    1998    $1,019,231    $2,400,000      $320,638             0   180,000     $2,734,725    $582,623
Chairman and Chief            1997       900,000     2,300,000       268,598             0   200,000      2,856,231     496,963
Executive Officer             1996       900,000     1,980,000       246,634    $1,618,750   200,000      2,593,906     324,882

K.I. Chenault.............    1998       717,308     1,750,000       242,657             0   150,213(5)   1,640,815     201,830
President and                 1997       630,769     1,400,000       224,050     2,645,000   150,000      1,713,705     179,501
Chief Operating Officer       1996       550,000       990,000       188,152     1,156,250   110,000      1,129,532     109,717

J.S. Linen................    1998       571,154       770,000       182,108             0   107,758(5)   1,299,000     267,894
Vice Chairman                 1997       550,000       800,000       183,757             0    50,000      1,356,729     342,535
                              1996       550,000       695,000       184,032             0    50,000      1,426,596     233,878

R.K. Goeltz...............    1998       493,269       730,000        86,642             0    46,000      1,299,000     197,865
Vice Chairman and             1997       475,000       685,000       453,540             0    50,000        685,482     606,887
Chief Financial Officer       1996(1)    156,164       625,000       172,070       432,500    70,000              0     112,360

D.R. Hubers...............    1998       425,000       675,000        58,179             0    64,000      1,279,050     144,731
President and Chief           1997       425,000       725,000        69,149             0    70,000      1,319,679     145,831
Executive Officer,            1996       425,000       750,000        72,445             0    70,000      1,177,982     112,568
American Express
Financial Corporation

-------------
(1) Reflects compensation after Mr. Goeltz joined the Company on September 3, 1996.

(2) 1998 bonuses were paid pursuant to 1998 incentive awards described on pages 17-18.

(3) Amounts reported in this column for 1998 reflect perquisites, other personal benefits and amounts reimbursed for the payment of additional taxes due in connection with certain perquisites and benefits. Included is the cost to the Company of the following perquisites and other personal benefits which exceed the disclosure threshold established by the SEC: for Mr. Golub, local travel allowance of $84,661 and personal travel expenses of $145,764; for Mr. Chenault, local travel allowance of $84,661 and personal travel expenses of $60,994; for Mr. Linen, local travel allowance of $84,661 (plus $55,159 for the payment of related taxes); for Mr. Goeltz, flexible perquisite allowance of $35,000 and local travel allowance of $30,000; and for Mr. Hubers, flexible perquisite allowance of $35,000 and $16,651 for the payment of taxes related to personal travel and other perquisites.

(4) Restricted stock awards are valued in the table above at their fair market value based on the per share closing price of the Company's common shares on the New York Stock Exchange on the date of grant. Restricted stock holdings as of December 31, 1998 and their fair market value based on the per share closing price of $102.50 on December 31, 1998 were as follows:


                                     22 & 23

                                      NUMBER OF             VALUE ON
      NAME                        RESTRICTED SHARES    DECEMBER 31, 1998
      ----                        -----------------    -----------------
      H. Golub..................        17,500            $1,793,750
      K.I. Chenault.............        83,037             8,511,293
      J.S. Linen................        11,404             1,168,910
      R.K. Goeltz...............        10,000             1,025,000
      D.R. Hubers...............         4,562               467,605

      Dividends are payable on the restricted shares to the extent and on the same dates as dividends are paid on Company common shares. In 1996 Messrs. Golub and Chenault were awarded 35,000 and 25,000 shares, respectively, of restricted stock which provided for vesting in equal installments on the second and fourth anniversaries of the date of grant.

(5) Stock option awards shown for 1998 include both annual and restoration option awards as described on page 25.

(6) Includes payout of Portfolio Grant-VII awards ("PG-VII awards"). Each PG-VII award consisted of two components. Sixty percent of the target value of each PG-VII award was allocated to a Financial Incentive component, which was valued based on cumulative earnings and average ROE targets for the business segments of the Company or for the Company on a consolidated basis for the 1996-98 performance period. Forty percent was allocated to Stock Incentive Units, which were valued based on the Company's average share price during the 60 trading days prior to February 22, 1999. PG-VII awards granted to the named executives (other than Mr. Goeltz, who joined the Company during the performance period) were structured to satisfy requirements for deductibility of "performance-based" compensation under the million dollar deduction limitation. The value of the PG-VII award was adjusted by the Committee to take into account three-year financial results and unusual events (including restructuring activities, gains from dispositions and accounting changes).

(7) Amounts reported under "All Other Compensation" for 1998 include the dollar value of the following:

                                       EMPLOYER
                                     CONTRIBUTIONS  ABOVE-MARKET
                       PAYMENTS          UNDER      EARNINGS ON      VALUE OF
                     UNDER CAPITAL    SAVINGS AND     DEFERRED     SPLIT-DOLLAR
                  PARTNERS I AND II  RELATED PLANS  COMPENSATION  LIFE INSURANCE
                  -----------------  -------------  ------------  --------------
H. Golub ........      $ 95,639        $ 81,692       $368,382      $ 36,910
K.I. Chenault ...        37,070          57,566         87,884        19,310
J.S. Linen ......       124,708          45,691         75,404        22,091
R.K. Goeltz .....             0          39,461         80,017        78,387
D.R. Hubers .....        24,713          34,000         64,708        21,311

      Capital Partners I and Capital Partners II are limited partnerships established by Lehman Brothers Holdings, Inc. ("Lehman Brothers"), formerly a subsidiary of the Company, in 1985 and 1988, respectively. Pursuant to these partnerships, senior officers were offered the opportunity to invest in a portfolio of high risk investments. An affiliate of Lehman is the general partner and invested most of the capital of the partnerships. Amounts reported reflect income distributions and distributions related to the liquidation of assets.

      The following table contains information concerning the grant of nonqualified stock options in 1998 to the named executives:

                              OPTION GRANTS IN 1998

                                   INDIVIDUAL GRANTS (1)
                    -----------------------------------------------
                     NUMBER OF   % OF TOTAL
                    SECURITIES     OPTIONS
                    UNDERLYING   GRANTED TO   EXERCISE               GRANT DATE
                      OPTIONS     EMPLOYEES     PRICE    EXPIRATION    PRESENT
NAME                GRANTED (#)    IN 1998     ($/SH)       DATE     VALUE $(3)
----                -----------  ----------   --------   ----------  ----------
H. Golub..........  180,000(1)       1.6%      $87.906     2/22/08   $3,850,200
K.I. Chenault.....  135,000(1)       1.2        87.906     2/22/08    2,887,650
                     15,213(2)       0.1       113.969     7/25/03      422,313
J.S. Linen........   46,000(1)       0.4        87.906     2/22/08      983,940
                     25,279(2)       0.2       104.688     6/19/99      272,760
                     36,479(2)       0.3       104.688     6/24/00      576,368
R.K. Goeltz.......   46,000(1)       0.4        87.906     2/22/08      983,940
D.R. Hubers.......   64,000(1)       0.6        87.906     2/22/08    1,368,960

-------------
(1) The stock option awards shown were granted on February 23, 1998 as part of the Company's annual award program and are eligible for the restoration option feature described in note (2) below. These options become exercisable in cumulative annual installments of 33 1/3 percent per year on each of the first three anniversaries of the grant date. These options and restoration options may also become exercisable upon death, disability, retirement or a change in control of the Company as described on pages 32-33.

(2) These are restoration options granted in an amount equal to the number of shares tendered to satisfy the exercise price of the original option and the number of shares tendered or withheld to satisfy minimum required tax withholding obligations. The exercise price of the restoration option is the fair market value of the Company's common shares on the date of its grant. The restoration option generally becomes fully exercisable six months after its grant date if the holder is in compliance with stock ownership guidelines. For Mr. Chenault this date is January 30, 1999 and for Mr. Linen, November 13, 1998.

(3) These values were calculated as of each grant date using a variation of the Black-Scholes option pricing model. The model is a complicated mathematical formula premised on immediate exercisability and transferability of the options, which are not features of the Company's options granted to executive officers and other employees. The values shown are theoretical and do not necessarily reflect the actual values the recipients may eventually realize. Any actual value to the officer or other employee will depend on the extent to which market value of the Company's common shares at a future date exceeds the exercise price. In addition to the stock prices on the date of grant and the exercise prices, which are identical, the following assumptions for modeling were used to calculate the values shown for February 1998 awards: a five-year period to exercise each option (based on the typical time in which the Company's options are exercised), an expected dividend yield of 2.0% (reflecting the historical average yield for the most recent 60 months prior to the grant dates), expected stock price volatility of 22% (reflecting the most recent volatility for the month-end stock prices of the Company's common shares for the 60 months prior to the grant dates), and a risk-free rate of return of 5.54% (reflecting the yield on a zero-coupon five-year bond on the option grant date). The assumptions and the calculations used for the model were developed with an independent consulting firm and are consistent with the assumptions for reporting stock option valuations in the Company's Annual Report to Shareholders. The values shown for the restoration options are based on the same model except that the assumptions reflect the exercise price set at the market price on the date of grant, the remaining term of the option and a risk-free rate of return ranging from 5.55% to 5.58%.

      The following table sets forth information for the named executives regarding the exercise of stock options and/or SARs during 1998 and unexercised options and SARs held as of the end of 1998:

                     AGGREGATED OPTION EXERCISES IN 1998 AND
                         YEAR-END 1998 OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                      UNDERLYING                  IN-THE-MONEY
                                               UNEXERCISED OPTIONS/SARS           OPTIONS/SARS
                       SHARES                    AT DECEMBER 31, 1998        AT DECEMBER 31, 1998(1)
                      ACQUIRED       VALUE     -------------------------------------------------------
                     ON EXERCISE   REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
NAME                     (#)          ($)          (#)           (#)           ($)            ($)
-----                -----------   --------    -----------  -------------  -----------   -------------
H. Golub............         0              0     727,247      380,001     $48,765,582    $11,185,230
K.I. Chenault.......    28,510     $2,414,883     251,162      286,880      14,829,353      7,638,909
J.S. Linen..........   114,042      8,722,524     401,245       96,001      24,969,731      2,810,934
R.K. Goeltz.........         0              0      63,332      102,668       3,374,697      3,260,317
D.R. Hubers.........         0              0     139,999      134,001       8,261,398      3,929,458

-------------
      (1) Based on the $102.50 closing price of the Company's common shares on the New York Stock Exchange on December 31, 1998.

      The following table sets forth information concerning long-term incentive plan awards made in 1998 to the named executives:

                LONG-TERM INCENTIVE PLANS -- PG-IX AWARDS IN 1998


                                                                ESTIMATED FUTURE PAYOUTS (1)
                                             PERFORMANCE  -----------------------------------------
NAME                   PG-IX COMPONENT         PERIOD     THRESHOLD ($)   TARGET ($)    MAXIMUM ($)
----                   ---------------       -----------  -------------   ----------    -----------
H. Golub..........  Financial Incentive       1998-2000     $228,000       $900,000     $3,150,000
                    Stock Incentive           1998-2000       60,000        600,000      1,200,000
--------------------------------------------------------------------------------------------------
K.I. Chenault.....  Financial Incentive       1998-2000      171,000        675,000      2,362,500
                    Stock Incentive           1998-2000       45,000        450,000        900,000
--------------------------------------------------------------------------------------------------
J.S. Linen........  Financial Incentive       1998-2000      108,300        427,500      1,496,250
                    Stock Incentive           1998-2000       28,500        285,000        570,000
--------------------------------------------------------------------------------------------------
R.K. Goeltz.......  Financial Incentive       1998-2000      108,300        427,500      1,496,250
                    Stock Incentive           1998-2000       28,500        285,000        570,000
--------------------------------------------------------------------------------------------------
D.R. Hubers.......  Financial Incentive       1998-2000      108,300        427,500      1,496,250
                    Stock Incentive           1998-2000       28,500        285,000        570,000
--------------------------------------------------------------------------------------------------

-------------
(1) Reflects Portfolio Grant-IX ("PG-IX") awards granted to the named executives in February 1998 for the January 1998 to December 2000 performance period.

      PG-IX awards, which are performance-based awards, provide compensation to retain participants in the employment of the Company and incentives toward the achievement of Company and business unit goals that are important to shareholders. Each PG-IX award contains the two components shown in this table, Financial Incentive and Stock Incentive components. The Financial Incentive component will earn value based on revenue growth, earnings growth and average ROE for a business segment of the Company or the Company on a consolidated basis, depending on the executive's job. The Financial Incentive component will earn value if minimum levels of any of the performance measures are achieved during the performance period. The Stock Incentive component will earn value based on the Company's total shareholder return (including stock price appreciation and dividends) compared to the total return of the S&P Financial Index for the 1998-2000 performance period.

      PG-IX awards granted to the Company's executive officers, except the awards granted to three executive officers who were promoted during 1998, were structured to satisfy requirements for deductibility of "performance-based" compensation under the million dollar cap. Accordingly, the Committee may adjust the value produced by these performance criteria downward only. The final value of the awards (including downward adjustments) will be determined by the Committee based on its assessment of factors such as Company, business unit and individual performance for the 1998-2000 performance period. PG-IX awards vest in the first quarter of 2001. The awards may also vest and be paid upon death, disability, retirement or a change in control of the Company as described on pages 32-33.

PERFORMANCE GRAPH

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the S&P Financial Index over the same period assuming the investment of $100 in the Company's common shares, the S&P 500 Index and the S&P Financial Index on December 31, 1993 and the reinvestment of all dividends. On May 31, 1994 the Company distributed to shareholders all of the common stock of Lehman owned by it as a special dividend. The graph accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

      [The table below contains the data points used in the Performance Graph which appears in the printed Proxy Statement.]

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG AMERICAN EXPRESS COMPANY,
                     S&P 500 INDEX AND S&P FINANCIAL INDEX

Value of Investment

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
Year-End Data             1993     1994     1995     1996     1997     1998
American Express        $100.00  $112.42  $160.51  $224.37  $358.53  $414.53

S&P 500 Index           $100.00  $101.32  $139.37  $171.35  $228.50  $293.79

S&P Financial Index     $100.00   $96.40  $148.51  $200.67  $297.19  $331.14
--------------------------------------------------------------------------------

PENSION BENEFITS

      The Company maintains the American Express Retirement Plan (the "Retirement Plan"), which provides benefits for eligible employees. Through June 30, 1995 the Retirement Plan was structured as a traditional, defined benefit plan. Effective July 1, 1995, the present value of accrued benefits under the Retirement Plan was converted to a cash balance formula.

      Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon a percentage (the "Applicable Percentage") of the participant's base salary plus bonus paid in the current pay period ("Pensionable Earnings"). The Applicable Percentage is determined by the age and years of service of the participant with the Company and its affiliates as of the end of the current calendar year. The following table shows the Applicable Percentage used to determine credits at the age and years of service indicated.

             SUM OF AGE PLUS
             YEARS OF SERVICE              APPLICABLE PERCENTAGE
             ----------------              ---------------------
               Less than 35                        2.50%
               35-44                               3.25
               45-59                               4.25
               60-74                               5.75
               75-89                               8.00
               90 or more                         10.00

      As of January 1, 1999 the sum of age plus years of service for Messrs. Golub, Chenault, Linen, Goeltz and Hubers was 76, 66, 86, 60, and 91, respectively.

      In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular year is based on the average of the daily five-year U.S. Treasury Note yields for the previous October 1 through November 30. The minimum interest rate is 5 percent. The maximum rate is 10 percent or the annual maximum interest rate set by the U.S. government for determining lump sum values, whichever is less. For 1998 the interest rate was 5.87%, and is 5.00% for 1999.

      At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or annuity for the entire benefit under the Plan. Participants may choose a separate form of payment of the portion of the benefit accrued before July 1, 1995 if the individual participated in the Retirement Plan or a predecessor plan before July 1, 1995. Annuity payment options available before July 1, 1995 are available for this portion of the benefit.

      The table below sets forth the estimated annual benefit payable to each of the named executives in the Summary Compensation Table as a single life annuity at age 65 under the Retirement Plan and the American Express Supplemental Retirement Plan (the "Supplemental Retirement Plan"). The Supplemental Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the Retirement Plan because of the maximum limitations imposed on such plans by the Code. The projections contained in the table are based on the following assumptions: 1) employment until age 65 at base salaries in effect at December 31, 1998 with no increase in salary; 2) annual bonuses equal to the average bonus over the last five years (1994 through 1998) for Messrs. Golub, Linen, Chenault and Hubers; and the average of the 1997 and 1998 bonuses for Mr. Goeltz; 3) interest credits at the actual rates for all years through 1999, and the minimum rate of 5% for 2000 and later years; and 4) the conversion to a straight life annuity at normal retirement age based on an interest rate of 6.33% and the 1983 Group Annuity Mortality table, which sets forth generally accepted life expectancies.

      Prior to May 1, 1985 the Company maintained the American Express Funded Pension Plan (the "Funded Pension Plan"), which was terminated effective April 30, 1985. In accordance with applicable federal law, all benefits under the Funded Pension Plan accrued to the date of termination became fully vested and nonforfeitable. Paid-up annuities were purchased from an insurance company to cover vested accrued benefits, except for nominal amounts of vested accrued benefits distributed in cash. Messrs. Linen and Chenault received past service credit for the periods during which they were covered by the Funded Pension Plan for purposes of determining the Applicable Percentage. The table sets forth separately the annual benefit payable by the insurance company as a single life annuity at age 65 to Messrs. Linen and Chenault.

                                 RETIREMENT PLAN AND        ANNUAL BENEFITS
                            SUPPLEMENTAL RETIREMENT PLAN      PAYABLE BY
EXECUTIVE OFFICER             ESTIMATED ANNUAL BENEFITS    INSURANCE COMPANY   TOTAL ANNUAL BENEFITS
-----------------           ----------------------------   -----------------   ---------------------
H. Golub...................           $364,981                        0              $364,981
J.S. Linen.................           $574,227                  $65,508              $639,735
K.I. Chenault..............           $472,612                  $ 5,747              $478,359
R.K. Goeltz................           $ 71,903                        0              $ 71,903
D.R. Hubers................           $238,515                        0              $238,515

      At the time of Mr. Golub's employment by the Company in 1983, the Company entered into a separate unfunded, non-qualified deferred compensation arrangement with him. Under this arrangement, at the time of his retirement, the Company will calculate the annual pension benefits that would have been payable to him had he commenced participation in the Retirement Plan and the Supplemental Retirement Plan effective November 1, 1978, which includes an additional five years of service above his service with the Com-pany (currently eight years) and his seven years of service with American Express Financial Corporation to compensate him for benefits he forfeited on termination of his previous employment. For purposes of this arrangement, Mr. Golub's opening cash balance account value and the ongoing Applicable Percentage were calculated based upon an additional five years of service. The Company will pay to Mr. Golub an amount on an unfunded basis to the extent of any difference between such calculation and amounts he is eligible to receive under the Retirement Plan and Supplemental Retirement Plan based on his actual years of service under these Plans.

SEVERANCE, CHANGE IN CONTROL, AND OTHER ARRANGEMENTS

      The Compensation and Benefits Committee and the Board of Directors adopted a uniform policy for severance arrangements applicable to senior management, including the named executives, effective January 1, 1994. In addition, in 1994 the Committee and the Board adopted certain arrangements applicable to senior management and other employees that would be effective upon a change in control of the Company.

      Under the severance policy, in the event that the Company terminates the employment of participating officers for reasons generally other than misconduct, or in the event of a termination by mutual agreement, the officer would be entitled to receive severance payments in installments over a period not to exceed two years, subject to the execution of an agreement and compliance with certain restrictive covenants, including a covenant not to compete or solicit customers or employees, a nondisclosure covenant and a release of claims. If the officer does not comply with these covenants following termination of employment, severance payments will be subject to forfeiture or recovery by the Company. For each named executive officer, the amount of severance will equal two years' base salary in effect at termination and two times the amount of bonus approved for the executive for the prior year. During all or a portion of the period during which the participating officer receives severance, long-term incentive awards held by the officer would continue to vest in accordance with their terms and the Company's welfare and benefit plans would continue to provide coverage.

      Senior management of the Company, including the named executives, would be entitled to receive the same amount of severance in a lump sum (subject to compliance with certain of the above covenants) if, within two years following a change in control of the Company, the officer resigns for good reason or is terminated by the Company for reasons generally other than willful misconduct or conviction of a felony (the "Termination Conditions"). Good reason means certain reductions in base salary, certain relocations, the assignment of duties materially inconsistent with the duties prior to the change in control, or a significant reduction in the officer's position. A change in control includes the acquisition of beneficial ownership by certain persons of 25% or more of either the Company's common shares or of all outstanding voting securities of the Company, the current Board members of the Company cease to constitute a majority (except that any new Board member approved by at least a majority of the current Board is considered to be a member of the current Board), or certain reorganizations, mergers, consolidations, or sales of all or substantially all of the Company's assets, or shareholder approval of a liquidation or dissolution of the Company.

      If either of the Termination Conditions is met, senior officers, including the named executives, would also receive a pro rata bonus for the year in which the officer is terminated, based on the average of the bonuses paid to the officer for the two years prior to a change in control. The Company would also transfer to the officers the policies under the Company's Key Executive Life Insurance Plan, which currently provides coverage equal to four times annual base salary up to a maximum of $1,500,000. Upon a change in control, the Company would fully fund accrued benefits under the Company's Supplemental Retirement Plan and any unfunded arrangement relating to an executive's additional service credit toward the Retirement Plan with a lump sum contribution to a trust. If a termination described above occurs within one year following a change in control, such officers would be entitled to an additional benefit under the Supplemental Retirement Plan as though they had been credited with an additional two years of service and age under the American Express Retirement Plan (or one year of credit if the termination occurs between one and two years following a change in control). Upon a change in control, participants in the Company's deferred compensation plans, including the Pay for Performance Deferral Program, would receive an additional credit to their accounts of an amount equal to two years of interest based on the rate for the year prior to the change in control and a lump sum payment of their balances in these plans. Upon a change in control, certain outstanding stock options and restricted stock awards issued to employees under the 1989 Long Term Incentive Plan ("1989 Plan") and the 1998 Incentive Compensation Plan ("1998 Plan") would immediately vest. If either of the Termination Conditions is met, outstanding Portfolio Grant awards under these plans would immediately vest and a pro rata amount would be paid based on an award period ending on the date of termination of employment. Generally, to the extent necessary to avoid the disallowance of the deductibility of payments or benefits under the plans or programs described above, such payments or benefits will be reduced to a level such that they will not constitute "parachute" payments within the meaning of Section 280G of the Code.

      The Committee has adopted certain policies relating to death, disability and retirement that apply to awards issued under the 1989 Plan and the 1998 Plan. Under these policies, all unvested stock options and shares of restricted stock will fully vest and Portfolio Grants will vest pro rata upon death or disability. All or a portion of the Portfolio Grant awards that would have been forfeited will vest or earn value upon the death or disability of participants who are age 60 or older with 10 or more years of service. Shares of restricted stock that have been outstanding for more than two years will fully vest or vest pro rata upon retirement (defined as age 55 or older with 10 or more years of service) depending upon the original vesting schedule of the grant. Portfolio Grants outstanding for more than one year will vest upon retirement and be paid on a pro rata basis. For employees who retire at age 60 or older with 10 or more years of service, all or a portion of their unvested stock options, shares of restricted stock and Portfolio Grants that would have been forfeited will vest or earn value. Holders of stock options (or the holder's estate in the case of death) will have five years to exercise options that are vested on the date of death or disability (but no longer than the remaining term of the option) and will have the remaining term of the option to exercise options that are vested upon retirement.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

      In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm's length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

      From time to time, executive officers and directors of the Company and their associates may be indebted to certain subsidiaries of the Company under lending arrangements offered by those subsidiaries to the public. For example, such persons may during the past year have been indebted to American Express Centurion Bank for balances on the Optima Card or to American Express Financial Advisors, Inc. for margin loans and may be similarly indebted to other subsidiaries of the Company during 1999. Such indebtedness is in the ordinary course of the Company's business, is substantially on the same terms, including interest rates, as those prevailing at the time for comparable transactions with other persons, and does not involve a more than normal risk of collectibility or present other features unfavorable to the Company. In addition, such executive officers, directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Company and its subsidiaries, such as travel, insurance and investment services, on terms similar to those extended to employees of the Company generally. The Company and its subsidiaries and affiliates, in the ordinary course of business, may have individuals in their employ who are related to executive officers or directors of the Company. These individuals are compensated commensurate with their duties.

      In the ordinary course of business, the Company and its subsidiaries maintain various arm's length relationships with Berkshire Hathaway Inc. ("Berkshire"), FMR Corp., their affiliates or companies in which they have substantial equity positions, including the relationships described below. Some of these entities are service establishments that accept the American Express Card for charges for goods and services and pay TRS fees when the Card is used. Some of these entities may enter into joint marketing arrangements or other relationships intended to promote Card issuance and usage from time to time. TRS provides Corporate Card or travel services to a number of these companies and receives fees for these services. The Company and its subsidiaries also from time to time engage in other commercial transactions with these entities and pay or receive fees in connection with these transactions.

      During 1998, in connection with its ongoing program of repurchasing Company shares, the Company purchased Company common shares through a number of firms including Fidelity Capital Markets, a subsidiary of FMR, at prevailing open market prices at the time of purchase. The Company paid brokerage commissions to Fidelity Capital Markets totalling $115,686.

      In 1983 the shareholders of the Company approved the Stock Purchase Assistance Plan ("SPAP"). The SPAP is designed to encourage members of senior management to increase their proprietary interest in the future performance of the Company by providing full recourse loans to them for exercising stock options (and/or for paying any taxes due upon exercise) or for buying Company common shares in the open market. The Compensation and Benefits Committee or its delegate administers the SPAP. The maximum aggregate borrowing authority under SPAP is presently $30 million. Under the terms of SPAP, eligible key employees (approximately 175 persons, including the named executives) may borrow a maximum of 300 percent of their respective annual base salaries, provided that such persons furnish Company common shares as collateral under guidelines established from time to time by the Committee. Presently, the value of the collateral must equal 100 percent of the amount of the loan on the loan date. Such loans currently have five-year maturities, bear interest payable quarterly at a variable rate of two percentage points below the prime rate of a major New York City bank, and are payable in full upon the occurrence of certain events, including termination of employment. Based on the current prime rate, such loans bear interest at the rate of 6% per annum. During 1998 Messrs. Goeltz and Hubers had maximum amounts outstanding under SPAP of $652,322 and $205, 318, respectively. As of March 4, 1999 their indebtedness was unchanged. For all executive officers as a group, the maximum aggregate amount outstanding during 1998 under SPAP was $2,205,041, and as of March 4, 1999 the aggregate amount outstanding was $2,335,441.

                              SELECTION OF AUDITORS

      The Board of Directors recommends to the shareholders their ratification of its selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1999. The following resolution will be offered at the shareholders' meeting:

      RESOLVED, that the appointment by the Board of Directors of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1999 is ratified and approved.

      In the event the shareholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders.

      Ernst & Young LLP or a predecessor firm has been serving as the Company's independent auditors since 1975. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis. The Company paid Ernst & Young LLP the sum of $10.9 million for the firm's 1998 annual examination of the financial statements of the Company and its subsidiaries.

      A representative of Ernst & Young LLP will be present at the shareholders' meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

      Management receives proposals during the year from shareholders, some of which may be either implemented by management or withdrawn by the proponent after review and discussion and therefore need not be presented to shareholders in the proxy statement.

      Other resolutions from shareholders, such as the ones presented below, are regarded by management as being not in the best interests of the Company and its shareholders, and are presented to the shareholders for a vote.

SHAREHOLDER PROPOSAL 1

      Mr. John J. Gilbert and/or Ms. Margaret R. Gilbert, 29 East 64th Street, New York, New York 10021-7043, record owners of 60 shares and representing additional family interests of 62 shares, will cause to be introduced from the floor the following resolution:

      "RESOLVED: That the stockholders of American Express Company, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

SHAREHOLDERS' REASONS IN SUPPORT OF PROPOSAL:

      "Continued strong support along the lines we suggest were shown at the last annual meeting when 24.21%, approximately 2,260 owners of 83.1 million shares, were cast in favor of this proposal. The vote against included approximately 2,476 unmarked proxies.

      California law requires that unless stockholders have voted not to have cumulative voting they will have it. Ohio has the same provision.

      The National Bank Act provides for cumulative voting. Companies get around it by forming holding companies without cumulative voting. Banking and other authorities should question the capability of directors to be on boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have more hearings to prevent such persons becoming directors before they harm investors.

      The recent banking failures throughout the world shows the importance of cumulative voting and to get better directors on the board.

      Many successful corporations have cumulative voting. Pennzoil defeated Texaco in that famous case. Texaco's recent problems might have been prevented with cumulative voting, getting directors on the board to prevent such things. Ingersoll-Rand having cumulative voting, won two awards.

      Another good example is Union Pacific, having troubles with freight shipments which were backed up for months. Merger with Southern Pacific is excuse. Two years ago, Union Pacific took away cumulative voting.

      Lockheed-Martin, as well as VWR Corporation have a provision that if anyone has 40% or more of the shares cumulative voting applies.

      In 1995 American Premier adopted cumulative voting. Alleghany Power System tried to take away cumulative voting and stockholders defeated it, showing stockholders are interested in their rights. Very successful Hewlett Packard has cumulative voting.

      If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain".

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      Similar proposals with respect to cumulative voting have been presented by the proponent at many of the Company's previous Annual Meetings and have been rejected by the shareholders each time. Your management remains committed to the view that the present system of voting for directors provides the best assurance that the decisions of the directors will be in the interests of all shareholders, as opposed to the interests of special interest groups.

      Cumulative voting is one of those issues that has the appearance of fairness, but in reality would serve the interests of special interest groups. It would make it possible for such a group to elect one or more directors beholden to the group's narrow interests. This would introduce the likelihood of factionalism and discord within the Board and may undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the 'stacking' of votes behind potentially partisan directors. The present system thus promotes the election of a more effective Board in which each director represents the shareholders as a whole.

      Avoidance of the destructive potential of cumulative voting is key to the Company's goal of promoting shareholder value. The size and diversity of the Company require a cohesive group of directors able to work together effectively for the benefit of all shareholders.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL 2

      Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N. W., Suite 215, Washington, D.C. 20037, record owner of 148 common shares, had advised the Company that she plans to introduce the following resolution:

      "RESOLVED: "That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders." "And if no such disbursements were made, to have that fact publicized in the same manner."

SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL:

      "This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent."

      "If you AGREE, please mark your proxy FOR this resolution."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Company feels that the type of widespread newspaper disclosure called for in the foregoing proposal would be unduly expensive and needlessly duplicative. The Company's political contributions are reported and available to the public at the appropriate government agencies. The Company also makes a report of political contributions available to shareholders who request it, and a notice to that effect appears in the Company's Annual Report to Shareholders.

      Management believes it is in the best interests of the Company and its shareholders to maintain an active government relations strategy in order to support the business operations of the Company. Management proposes to continue its present disclosure practices.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL 3

      Mr. Dennis Breuel, 1161 Ridgefield Avenue, Point Pleasant, New Jersey 08742, owner of 705 shares, has advised the Company that he plans to introduce the following resolution:

      "RESOLVED: That the stockholders of American Express assembled at annual meeting in person and by proxy, hereby request that the Board of Directors shall not issue any stock options to directors and executives lower than the highest stock price in the companies history, at the time of grant."

SHAREHOLDER'S REASONS IN SUPPORT OF PROPOSAL:

      "1. Options are granted to be exercised over a period of several years. This lengthy exercise period allows the optionee to purchase the stock at a substantial discount, based on the time value of money.

      2. When management shows lower earnings, the companies stock generally declines. If these lower earnings occur when options are granted, the optionee is allowed to purchase the stock at the lower price. If the management returns to profitability, yet fails to recoup past losses, the stock price would rise.

      The management should not be rewarded for past poor management with a lower exercise price."

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Company feels that stock options closely align the interests of management with those of the shareholders and are essential in fulfilling the Company's growth strategies. The role of stock options in promoting the Company's success is discussed further in the Report of the Compensation and Benefits Committee which begins on page 16.

      All new options are granted with an exercise price equal to the market price of the Company's common shares on the date of grant. In addition, the Company will not re-price previously granted options without shareholder approval.

      The proponent's request that new options be issued at prices not lower than the all-time high price of the Company's shares would significantly reduce the usefulness of options as a management incentive and retention device. The Company believes that options should reflect the share price at the time they are granted. To the extent the proposal rendered new options unattractive, the Company would have to use other programs to provide competitive compensation in fulfilling its responsibility to attract and retain the management talent needed to assure the continued success of the Company.

ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                                    * * * *

NOMINATIONS, OTHER BUSINESS AND DEADLINE FOR SHAREHOLDER PROPOSALS

      Nominations for director may be made only by the Board or a Board committee or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may nominate a candidate for election as a director at an annual meeting of shareholders only by delivering notice to the Company not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, except that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the tenth day following the earlier of the date the Company's notice of the meeting is first given or announced publicly. With respect to a special meeting called to elect directors because the election of directors is not held on the date fixed for the annual meeting, a shareholder must deliver notice not later than the tenth day following the earlier of the date that the Company's notice of the meeting is first given or announced publicly. Any shareholder delivering notice of nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

      The By-Laws also provide that no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote in accordance with the following procedures. A shareholder may bring business before an annual meeting only by delivering notice to the Company within the time limits described above for delivering notice of a nomination for the election of a director at an annual meeting. For the Company's Annual Meeting in 2000, the Company must receive notice no earlier than December 28, 1999, and no later than January 27, 2000. Such notice must include a description of and the reasons for bringing the proposed business before the meeting, any material interest of the shareholder in such business and certain other information about the shareholder. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement under SEC Rule 14a-8.

      A copy of the full text of the By-Law provisions discussed above may be obtained by writing to the Secretary of the Company.

      The Company's 2000 Annual Meeting of Shareholders will be held on April 24, 2000. Shareholders who intend to present a proposal for action at that meeting to be included in the Company's proxy statement must submit their proposals to the Secretary of the Company on or before November 11, 1999.

                   DIRECTORS AND OFFICERS LIABILITY INSURANCE

      The Company has obtained a multi-risk liability insurance policy (the "Policy") that provides coverage for, among other things, (i) directors and officers liability ("D&O Liability") and (ii) fiduciary liability arising from employee benefits plans sponsored by the Company ("Fiduciary Liability"). The D&O Liability coverage provided by the Policy includes (i) reimbursement to the Company in situations where it is permitted to indemnify directors or officers and (ii) payment of losses, including settlements, judgments, and legal fees, on behalf of directors or officers when the Company is not permitted to indemnify them under applicable law. The Fiduciary Liability coverage provided by the Policy includes coverage for directors and employees who are fiduciaries of the Company's employee benefits plans against losses, including settlements, judgments, and legal fees as a result of alleged breaches of fiduciary duty as defined in the Employee Retirement Income Security Act of 1974, as amended. The Policy is issued by Executive Risk Inc. ("ERI") and is effective from November 30, 1997 to November 30, 2000. Excess coverage is provided by two additional policies issued by the Federal Insurance Company ("Federal") and various other insurers led by Lloyd's of

London. The annualized premium attributed to D&O Liability and Fiduciary Liability coverages is approximately $640,000.

      The Company also has a supplemental D&O Liability insurance policy that applies above the multi-risk insurance policies issued by ERI, Federal and others in situations in which the Company is not permitted to indemnify directors or officers under applicable law. The policy is issued by ACE Insurance Company Ltd., and the annualized premium for this policy is $138,000.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Due to a clerical oversight, a Form 4 prepared and filed by the Corporate Secretary's Office in March 1997 on behalf of Anne M. Busquet to report the exercise of 24,708 employee stock options failed to report the simultaneous sale of 18,534 shares acquired in connection with the exercise. The sale was subsequently reported on a Form 5 filed on Ms. Busquet's behalf on February 12, 1999. In addition, a Form 3 prepared and filed by the Corporate Secretary's Office on behalf of James M. Cracchiolo in June 1998 failed to include his ownership of 36 phantom units of American Express common shares in the Company's Supplemental Retirement Plan. An amended Form 3 was filed on Mr. Cracchiolo's behalf on August 7, 1998 to correct this omission.

                                    * * * *

      Management has not received notice of and is not aware of any business to be transacted at the meeting other than as indicated herein. However, certain shareholders may present topics for discussion from the floor. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

      You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided or to vote electronically. Prompt voting may save the Company the expense of a second mailing.

      We encourage all shareholders to attend the Annual Meeting of Shareholders on April 26, 1999. If you will need special assistance at the meeting because of a disability, please contact Stephen P. Norman, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285-5005. Because space may be limited, we hope that registered shareholders will notify us if they plan to attend by marking the box provided on the proxy card or responding to the telephone instructions.

                                               HARVEY GOLUB
                                   Chairman and Chief Executive Officer

                 DIRECTIONS TO THE 1999 AMERICAN EXPRESS COMPANY

                         ANNUAL MEETING OF SHAREHOLDERS

      American Express Company's world headquarters, site of the Company's 1999 Annual Meeting of Shareholders, are located at 200 Vesey Street on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a 10-acre development of office buildings, residences and parks located on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

      Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5 or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) via one of the two pedestrian overpasses. The American Express building is on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

      Proceed south on the Westside Highway in lower Manhattan toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of the American Express building, located at the corner of Vesey Street and the Westside Highway.

                           AMERICAN EXPRESS COMPANY
 [Logo]     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
 PROXY         THE COMPANY FOR ANNUAL MEETING ON APRIL 26, 1999

The undersigned hereby appoints Richard K. Goeltz,  Louise M. Parent and Stephen
P. Norman, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the executive offices of the Company, 200 Vesey Street, 26th Floor, New York, New York 10285, on April 26, 1999 at 10:00 A.M., local time, and at any adjournment thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement and in their discretion upon any matter that may properly come before the meeting or any adjournment thereof. The undersigned hereby revokes any proxies previously submitted.



                           (COMMENTS/ADDRESS CHANGE)

                         ------------------------------

                         ------------------------------

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)


You are encouraged to submit your voting instructions by telephone: simply dial the toll-free number on the reverse side of this card and listen to the directions. To submit your instructions by mail, just mark, sign and date this proxy card on the reverse side and return it promptly in the enclosed envelope. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.


              (CONTINUED AND TO BE DATED AND SIGNED ON OTHER SIDE)

--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o



NOTICE TO EMPLOYEES PARTICIPATING IN THE AMERICAN EXPRESS
INCENTIVE SAVINGS PLAN:

This proxy card indicates the number of whole shares credited to your account in the American Express Incentive Savings Plan (ISP) as of March 4, 1999. All the shares credited to your account in ISP will be voted according to the instructions you indicate if ChaseMellon Shareholder Services, L.L.C., which is acting on behalf of American Express Trust Company, the Trustee of the ISP, receives your proxy card or telephone instructions by April 20, 1999.

If the Trustee does not receive your voting instructions by this date, the Trustee will vote your ISP shares in the same proportion as it votes all other shares in the ISP for which it has received timely voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER INDICATED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
                                                                             ---
PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3, 4 AND 5.
                      -------

                                                             Please mark
                                                            your votes as
                                                             indicated in
                                                             this example    /X/
--------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
                                                    ---
--------------------------------------------------------------------------------

                                                    WITHHOLD
                                      FOR ALL       FROM ALL
                                     NOMINEES       NOMINEES

Item 1 - Election of Directors.        /  /            /  /

Nominees:
(01) D.F. Akerson        (02) A.L. Armstrong        (03) E.L. Artzt
(04) W.G. Bowen          (05) K.I. Chenault         (06) R.L. Crandall
(07) H. Golub            (08) B. Sills Greenough    (09) F.R. Johnson
(10) V.E. Jordan, Jr.    (11) J. Leschly            (12) D. Lewis
(13) R.A. McGinn         (14) F.P. Popoff

FOR the slate, except vote WITHHELD
from the following nominee(s):


--------------------------------------

                                                FOR      AGAINST     ABSTAIN
Item 2 - Selection of Ernst & Young
         LLP as Independent Auditors.          /   /      /   /       /   /

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4 AND 5.
                                                -------
--------------------------------------------------------------------------------

                                                FOR      AGAINST     ABSTAIN
Item 3 - Shareholder proposal #1
         relating to cumulative
         voting.                               /   /      /   /       /   /

Item 4 - Shareholder proposal #2 relating
         to political contributions.          /   /      /   /       /   /


Item 5 - Shareholder proposal #3 relating
         to stock options.                   /   /      /   /       /   /

--------------------------------------------------------------------------------

There are multiple American Express Shareholders receiving Annual Reports at this address. Please do not send an Annual Report to me in the future. (Note: at
least one Annual Report must be sent to each household.)    /  /

I plan to attend the meeting.    /  /

COMMENTS/ADDRESS CHANGE         /  /
(Please mark this box if you have written comments/address change on the reverse side.)

Signature ------------------  Signature -----------------     Date -------------
NOTE: Please sign as name appears printed above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title.

--------------------------------------------------------------------------------

                            o FOLD AND DETACH HERE o

                                VOTE BY TELEPHONE
                        QUICK * * * EASY * * * IMMEDIATE


            YOUR VOTE IS IMPORTANT!-YOU CAN VOTE IN ONE OF TWO WAYS:

1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone
                          24 HOURS A DAY-7 DAYS A WEEK.
     There is NO CHARGE to you for this call.-Have your proxy card in hand.
You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION  1: To vote as the Board of Directors recommends on ALL proposals, press
1.
--------------------------------------------------------------------------------
               WHEN ASKED, PLEASE CONFIRM BY PRESSING 1.


--------------------------------------------------------------------------------
OPTION 2: If you want to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

Proposal 1-       To vote  FOR  ALL  nominees,  press  1;  to  WITHHOLD  FOR ALL nominees, press 9.

                  To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

Proposal 2-       To vote FOR, press  1; AGAINST,  press 9; ABSTAIN, press 0.

The instructions are the same for all remaining proposals.

                    WHEN ASKED, PLEASE CONFIRM YOUR VOTES BY PRESSING 1.

                                       OR

2. TO VOTE BY PROXY: Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                  NOTE: IF YOU VOTE BY TELEPHONE, THERE IS NO NEED TO MAIL BACK THIS PROXY CARD.

                              THANK YOU FOR VOTING.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   SCRIPT FOR
                               LONG VOTING PROCESS
--------------------------------------------------------------------------------
Speech 1       Welcome. Please enter the control number located in the lower right hand corner of the form.
--------------------------------------------------------------------------------
Speech 2       To vote as the American Express Company Board recommends
               press 1 now.
--------------------------------------------------------------------------------
Speech 2A      You voted as the Board recommended. If this is correct, press 1.
               If incorrect, press 0.
--------------------------------------------------------------------------------
Speech 3       To vote on each proposal separately, press 0 now.
--------------------------------------------------------------------------------
 Speech 4      Proposal 1:
               To vote FOR ALL nominees, press 1;
                    To WITHHOLD FOR ALL nominees, press 9;
                    To WITHHOLD FOR AN INDIVIDUAL nominee, press 0.
                    Make your selection now.
--------------------------------------------------------------------------------
Speech 4A      Please enter the two digit number that appears next to the nominee you DO NOT wish to vote for. Please make your selection now.
--------------------------------------------------------------------------------
Speech 4B      Press 1 if you wish to withhold from another nominee or press 0 if you have completed voting on Directors.
--------------------------------------------------------------------------------
Speech 5       Proposal 2:
                         To vote FOR, press 1; AGAINST, press 9;
                         ABSTAIN, press 0.
--------------------------------------------------------------------------------
Speech 6       Proposal 3:
                         To vote FOR, press 1; AGAINST, press 9;
                         ABSTAIN, press 0.
--------------------------------------------------------------------------------
Speech 7       Proposal 4:
                         To vote FOR, press 1; AGAINST, press 9;
                         ABSTAIN, press 0.
--------------------------------------------------------------------------------
Speech 8       Proposal 5:
                         To vote FOR, press 1; AGAINST, press 9;
                         ABSTAIN, press 0.
--------------------------------------------------------------------------------
Speech 9       Your votes have been cast as follows:

                    Proposal 1: For All or Withhold All or For All Except... Proposal 2: For or Against or Abstain. . .

               and so on. If this is correct, press 1 now; if incorrect,
               press 0.
------------------------------------------------------------------------------
Speech 10      If you plan to attend the Annual Meeting, press 1; if not, press 0.
------------------------------------------------------------------------------
Speech 11      Press 1 to discontinue receiving an Annual Report for this account.
------------------------------------------------------------------------------
Closing A      Thank you for voting.
--------------------------------------------------------------------------------
Closing B      Your votes have been cancelled. Please call again, or sign, mark, and return your proxy in the envelope provided. Thank you.
--------------------------------------------------------------------------------